Q4 and Full Year 2022 Letter to Shareholders February 9, 2023 | yelp-ir.com

Fourth Quarter 2022
Financial Highlights

- **Net revenue was $309 million, up 13%** from the fourth quarter of 2021 and near the high end of our outlook range, driven primarily by growth in advertising revenue as we executed against our strategic initiatives.
- **Net income was $20 million, or $0.28 per diluted share,** compared to $23 million, or $0.30 per diluted share, in the fourth quarter of 2021.
- **Adjusted EBITDA[1] was $80 million,** an increase of $12 million, or 18%, compared to the fourth quarter of 2021 and at the midpoint of our outlook range. Adjusted EBITDA margin[1] increased one percentage point from the fourth quarter of 2021 to 26%.
- **Cash provided by operating activities was $44 million during the fourth quarter,** and we ended the quarter with cash, cash equivalents and marketable securities of $401 million.
- **In the fourth quarter we repurchased approximately 1.6 million shares** at an aggregate cost of $50 million, returning a total of $200 million to shareholders during the full year 2022.
- **We believe our fourth quarter and full year 2022 results position us well to drive long-term profitable growth.** In 2023, we expect net revenue will be in the range of $1.29 billion to $1.31 billion and adjusted EBITDA in the range of $290 million to $310 million.


Net Revenue
+13%
$273M
$309M
4Q21
4Q22
Net Income
-13%
$23M
$20M
Margin
8%
7%
4Q21
4Q22
Adjusted EBITDA¹
+18%
$68M
$80M
Margin
25%
26%
4Q21
4Q22
Paying Advertising Locations
+3%
528k
545k
4Q21
4Q22
Services
RR&O
Ad Clicks, y/y
-7%
4Q21
4Q22
Average CPC, y/y
+23%
4Q21
4Q22

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

2
28
Yelp Q4 2022

Ye lp Q 4 20 22 3 28 Dear fellow shareholders, In 2022, the continued execution of our strategic plan enabled us to exceed the top-line business outlook range we provided at the beginning of the year and achieve a mid-teens revenue growth rate. Our performance ad products and high-intent audience generated robust advertiser demand across a broad range of categories, and our users added to our highly trusted and unique content. Against the backdrop of softer advertiser demand experienced by many of our peers, our teams consistently delivered value to businesses through our product-led initiatives, resulting in record annual levels of both paying advertising locations and average revenue per location. We also drove record advertising revenue from Services businesses as well as from our most efficient sales channels, Self-serve and Multi-location. While the macro environment remains uncertain, we continue to see significant opportunities in both the long term and the year ahead. Our deep portfolio of initiatives and our proven ability to execute against it give us confidence that we will be able to drive profitable growth in 2023. +16% $1.03B $1.19B 2021 2022 We achieved a mid-teens revenue growth rate Net Revenue

2022 Results

Yelp's product-led strategy drove a number of record results in 2022. Net revenue increased by 16% year over year to a record $1.19 billion, near the high end of the outlook range we provided in November 2022 and $14 million above the high end of the initial outlook range we provided in February 2022. Net income decreased by 8% year over year to positive $36 million. Adjusted EBITDA grew 10% year over year to a record $270 million, at the midpoint of the outlook ranges we provided in both February and November, representing a 23% adjusted EBITDA margin.

Strong advertiser demand across categories and channels drove this record revenue performance. Total advertising revenue increased by 15% year over year to a record $1.13 billion, reflecting balanced growth in paying advertising locations and average revenue per location. **Paying advertising locations for the year increased by 7% compared to 2021.**

In Services, we believe Yelp gained market share as our multi-year efforts in driving value for service pros continued to bear fruit. **We demonstrated consistent year-over-year revenue growth throughout 2022, resulting in a record $694 million of advertising revenue from Services businesses for the year.** Despite softer consumer demand for Services categories in 2022 than the prior year, we believe our monetization and lead quality improvement efforts contributed to consistent growth in average revenue per location in these categories, which has increased for 10 consecutive quarters. **Advertiser demand was particularly robust in the Home Services category,** where annual revenue increased by approximately 20% year over year and at a compound annual growth rate of nearly 20% from 2019.

Yelp's product-led strategy drove a number of record results in 2022

Net Revenue


+16%
$1.01B
$873M
$1.03B
$1.19B
2019
2020
2021
2022

Annual Paying Advertising Locations


558k
2019
2020
2021
2022

Services Advertising Revenue


+14%
$513M
$515M
$608M
$694M
2019
2020
2021
2022

Home Services Revenue


~20% CAGR
2019
2020
2021
2022

4
28
Yelp Q4 2022

Ye lp Q 4 20 22 5 28 Advertising revenue from Restaurants, Retail & Other (“RR&O”) businesses increased by 17% year over year to $441 million, primarily driven by growth in paying advertising locations. At the same time, the macro environment remained challenging for these businesses in 2022. As anticipated in our fourth quarter business outlook, advertiser demand in our RR&O categories was more muted in the 2022 holiday season than in prior years. As a result, RR&O paying advertising locations decreased sequentially from the third quarter to the fourth quarter. However, average revenue per location in these categories increased sequentially to match our record from the fourth quarter of 2019, giving us confidence in our ability to grow RR&O revenue over the long term. Advertising revenue from each of our most efficient sales channels, Self-serve and Multi-location, grew by approximately 25% year over year in 2022. This includes year-over-year growth of approximately 25% for Self-serve and approximately 20% for Multi-location in the fourth quarter. On the consumer side of our business, demand remained below pre-pandemic levels as consumers visited many types of businesses less frequently. In 2022, app unique devices were flat compared to 2021. Despite this backdrop, we saw some early wins in the consumer-focused initiative we announced at the beginning of 2022. For example, by reducing friction in the review writing process, we increased average submission frequency among our users, who contributed 21 million new reviews in 2022, a 3% increase from the prior year. This resulted in more than 265 million cumulative reviews as of December 31, 2022, up 9% year over year. Our ad system was able to respond dynamically to these demand trends, efficiently matching consumers with advertisers to continue delivering valuable clicks in 2022. Though ad clicks for the year decreased by 8% from 2021 — a year that benefited from reopening tailwinds and elevated consumer spending — we made progress in delivering valuable clicks to our advertisers as we executed against our roadmap of ad system improvements. Average cost per click (“CPC”) increased by 27% year over year as advertiser demand for Yelp’s valuable, high-intent clicks was robust, demonstrated by records in both paying advertising locations and average revenue per location for the year. $94 $112 265M We expanded our trusted content in 2022 Cumulative Reviews Dec 31, 2019 Dec 31, 2020 Dec 31, 2021 Dec 31, 2022 $441M$464M $321M $377M 2019 2020 2021 2022 RR&O advertising revenue increased by 17% y/y RR&O Advertising Revenue +17% 224M 244M 205M +9%

Ye lp Q 4 20 22 6 28 Initiatives to drive long-term, profitable growth Our strategic initiatives have led our business to new highs in recent years. By expanding and differentiating our product portfolio, enhancing our ad technology, increasing monetization and improving sales efficiency, we have built a broad-based local ad platform fueled by first-party data and a high-intent audience. Looking ahead, we believe these initiatives continue to provide opportunities for growth as we further enhance our capabilities and deliver value to consumers and advertisers through our differentiated offerings. As a result, in 2023 we plan to expand upon each of our initiatives to drive long-term profitable growth by continuing to invest in: > Growing quality leads and monetization in Services > Driving sales through the most efficient channels > Delivering more value to advertisers > Enhancing the consumer experience

Ye lp Q 4 20 22 7 28 Grow quality leads and monetization in Services Services categories represent a substantial share of local advertising budgets, which we believe Yelp is uniquely positioned to capture with our large, high-intent audience and broad-based local ad platform. After significantly increasing the percentage of monetized leads in Services in recent years to approximately 25%, in 2022 we shifted our primary focus to improving lead quality and the project experience while preserving our lead monetization gains. We continued to improve the Request-a-Quote flow and underlying matching technology to create an even more seamless experience. We also launched Request-a-Call, expanded our project-specific search filters, redesigned the Yelp for Business inbox, and introduced a new Projects experience in the Yelp app to help consumers more easily view and manage all of their services projects. Although total project submissions decreased year over year, reflecting softer consumer demand, these improvements together yielded a mid-single-digit percentage lift in project submissions following their roll out. New Projects experience helps consumers more easily manage their projects on Yelp Over the last nine years, Yelp has helped me transform my business and grow revenue from $500k in my first year to over $20 million in 2022. My formula to success is simple: Focus on the lifetime value of customers. Yelp is unique in that it provides me with customers who are loyal and drive strong long-term return. Beyond utilizing the platform to gauge our performance via reviews, I find tremendous value in Yelp’s local ads and Request-a-Quote feature, which I rely on for a steady inbound pipeline of leads. - Josh Campbell, Owner, Rescue Air and Plumbing, Richardson, TX

Ye lp Q 4 20 22 8 28 Looking ahead, we believe we can continue to differentiate our Services experience as the most convenient and trusted way to connect consumers and service pros throughout the hiring journey. We see further opportunities to reduce friction and make it easier for consumers and businesses to manage their Services projects. We are also investing in new ways for service pros to build trust with consumers, complementing products like Verified License. For example, we are experimenting with a product that leverages Yelp’s trusted reputation to help differentiate new or unreviewed businesses while providing consumers with added confidence when making hiring decisions. With greater levels of platform monetization, we see an emerging opportunity to gain more market share by utilizing performance marketing to acquire new users looking for Services categories off of Yelp. By building new product functionalities as well as leveraging many elements of our existing products — from the detailed Request-a-Quote flow and its sophisticated matching technology to our subscription Nearby Jobs product — we believe we will be able to cost-effectively monetize the connections between these consumers and our high-quality pros. In addition, by delighting these new visitors with a great first-time user experience and relevant trusted content, we believe we can convert many of them into ongoing users who would help drive budget increases from our existing advertisers and attract new pros to our Services platform in turn. While we do not expect this opportunity to contribute meaningfully in 2023, we believe it could be a significant factor in accelerating our revenue growth over the long term by helping to increase our penetration in many geographies and Services categories. Reducing friction throughout the hiring journey

Ye lp Q 4 20 22 9 28 Drive sales through the most efficient channels We have shifted the composition of our go-to-market function significantly in recent years by prioritizing investments in our most efficient sales channels — Self-serve and Multi-location. In 2022, these channels together comprised 48% of advertising revenue, a four percentage point increase from the prior year. Our Self-serve channel and Local sales team acquired small to medium-sized business (“SMB”) customers more efficiently in 2022 compared to the prior year. Our product and marketing efforts drove record Self-serve customer acquisition, which contributed to annual revenue growth of approximately 25% year over year in this fully digital channel. At the same time, our Local sales team demonstrated solid productivity gains, with fourth quarter new customer acquisition its best performance of the past two years. As we look ahead, we see a number of opportunities to drive efficient SMB growth. Our performance marketing and ongoing improvements to the claim and ads purchase flows have clearly resonated with self-serve advertisers and we believe there is substantial room for further growth in this area. We plan to continue improving the business owner platform, including by building tools that help educate business owners on how to get the most out of their ad campaigns on Yelp, such as the targeted budget recommendations feature that we rolled out in 2022. For existing customers, we see opportunities to drive gains through post-sales, both digitally and rep-assisted. Self-serve Channel Revenue ~25% y/y 2021 2022 2021 2022¹ Self-serveLocal Multi-Loc Partner 27% 17% 53% 30% 19% 49% 44% 48% Most efficient channels accounted for 48% of ad revenue in 2022 Ad Revenue by Channel, % of Total 1 2022 figures do not add up to 48% due to rounding.

Ye lp Q 4 20 22 10 28 With significant opportunities to both win new customers as well as capture a larger share of existing customers’ budgets and locations, we see a long runway in multi-location advertising. In 2022, Multi-location channel revenue increased by approximately 25% year over year as our sales team leveraged our portfolio of ad products and attribution solutions, both on and off Yelp, to make inroads with these larger advertisers. At the same time, we continued to expand our offerings, including new iterations of themed and spotlight ad formats to meet our clients’ needs at every stage of the consumer funnel. We also enhanced our measurement capabilities through improvements to our first-party attribution solution, Yelp Store Visits. Off Yelp, we saw strong demand for our Yelp Audiences product as advertisers looked to connect with our high-intent audience across the web. As planned, this offering has been largely incremental, with approximately half of its revenue coming from non-location-based advertisers in 2022. In 2023, we plan to further enhance our suite of full-funnel ad products tailored to multi-location advertisers. Complementing our down-funnel CPC ads, we see additional opportunities to build products that drive awareness, like our Spotlight Ads product. We also plan to enhance our attribution and reporting capabilities, enabling advertisers to optimize for even more campaign objectives. In addition, we’ve seen strong traction for our Yelp Audiences product from brand and non-location-based advertisers, and we are exploring ways to make it an even more comprehensive advertising solution for traditional location-based clients looking to drive performance both on and off Yelp. Multi-location Channel Revenue ~25% y/y 2021 2022 Spotlight Ads enable brands to reach consumers on the Yelp homescreen

Deliver more value to advertisers

Since transitioning to flexible non-term contracts, we have been able to increase our pace of product innovation and better align our business with our advertisers. Through our sophisticated ad system, we are able to optimize for value by matching supply with demand in real time. **Despite the substantial macro volatility of recent years, we have been able to deliver value to our advertisers in the form of higher performing clicks by optimizing our ad system to better match consumers with the right advertisers at the right time.** For example, we improved the lead-through rate, an important quality indicator, converting a greater percentage of ad clicks to leads on average in 2022 compared to 2021. While we did see a modest increase in churn in the second half of the year, our retention rate of non-term advertisers' budgets for 2022 was a record.

As we look ahead, we have a deep product roadmap designed to deliver value to advertisers and increase platform monetization. We have a number of ad system optimizations planned to increase the quality of our ad clicks through improved relevancy and matching. On the front end, we plan to improve the UX of our ads and expand our library of ad formats that cater to each stage of the consumer journey from discovery to purchase. We also see longer-term opportunities to expand our off-platform capabilities developed through Yelp Audiences to drive more ad clicks for businesses of all sizes across publishing partners.



Percentage Change in Ad Clicks and Average CPC, Y/Y
Ad Clicks
14%
4%
-11%
-15%
-7%
4Q21
1Q22
2Q22
3Q22
4Q22
Average CPC
7%
17%
32%
36%
23%
4Q21
1Q22
2Q22
3Q22
4Q22

11
28
Yelp Q4 2022

Ye lp Q 4 20 22 12 28 Enhance the consumer experience With more than 265 million cumulative reviews by the end of 2022, consumers continued to turn to Yelp’s trusted content when choosing local businesses. After several years of substantial monetization progress, we were able to allocate more resources towards enhancing the consumer experience in 2022 and made early progress over the course of the year. We reduced friction in the review-writing flow and leveraged smart notifications to prompt review contributions, which together accounted for a low-double-digit percentage lift in new reviews following their roll out. We also rolled out a more visual, vertical home feed and updated the map view search experience for our Android app, which had lagged iOS in feature parity. Together, our efforts in this area contributed to improved new user retention and an 18% increase in the click-through rate of Android ads. In 2023, we expect to build on our progress in this area to support long-term audience and engagement growth. We plan to continue reducing friction in the review writing process to increase submissions from both new and existing contributors. In addition to our trusted reviews, Yelp has a wealth of rich photo content and we have a number of projects focused on creating a more visual user experience to drive increased engagement. While we believe growing our trusted content will drive audience growth over the long term, we also plan to prudently invest in performance marketing to drive app installs at attractive rates in 2023 and continue experimenting with ways to convert new users into recurring users. In addition, our early work with large language models suggest there are a number of near-term applications that we can leverage to enhance the consumer experience on Yelp. We leveraged smart notifications to boost review contributions

Delivering profitable growth

After significantly decreasing our headcount in 2020, we have made disciplined investments in our product-led strategy to drive profitable growth over the long term. As such, we have increased the size of our product development and Multi-location sales organizations, while holding Local sales headcount relatively flat. **We ended the year with a total headcount of approximately 4,900, representing an increase of 11% year over year but a decrease of 18% from approximately 5,950 in 2019, while full year net revenue increased by 16% and 18% over the same periods.**

As we turn to 2023, **we are pleased with the progress we've made to expand our product development organization over the past two years and currently plan to maintain approximately the same total headcount in the year ahead.** We will continue to be disciplined in our allocation of resources going forward within this constraint and believe our sales channel mix shift and product-driven growth strategy will be sources of leverage and margin improvement over the long term. Our focus remains on attractive ROI opportunities to grow through select marketing channels and off Yelp. In addition, **we expect the office space reductions we have completed to date will contribute an aggregate of approximately $25 million to $27 million of annual GAAP expense savings** in 2023 and 2024, resulting in an annual benefit to adjusted EBITDA of approximately $23 million to $25 million over the same period. In 2022, we realized approximately $21 million of GAAP savings as a result of these office space reductions. We also continue to explore additional ways to reduce our real estate footprint.

In addition to driving leverage from our growth strategy and remote work, we are committed to reducing stock-based compensation as a percentage of revenue. In 2022, we decreased this percentage by approximately two percentage points and expect to drive an additional one percentage point decrease in 2023. **Looking ahead, we believe we can lower stock-based compensation to less than 8% of revenue by the end of 2025,** driven by revenue growth and by continuing to optimize our location and compensation mix, particularly within product development.

Disciplined investments in headcount to drive long-term leverage

Percentage change from 1Q19


40%
20%
0%
-20%
-40%
2019
2020
2021
2022
Revenue
Headcount

Committed to reducing SBC as a percentage of revenue

Stock-based Compensation % of Revenue


15%
13%
~12%
~8%
End of 2025E
2021
2022
2023E

13
28
Yelp Q4 2022

Ye lp Q 4 20 22 Total Repurchase Authorization Nov ‘22 14 28 Prudent capital allocation Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations; 2) retaining capacity for potential tuck-in acquisitions; and 3) returning excess capital to shareholders through share repurchases. In 2022, we repurchased $200 million worth of shares at an average purchase price of $32.28 per share, including $50 million worth of shares repurchased in the fourth quarter. As of December 31, 2022, we had $282 million remaining under our existing repurchase authorization. We plan to continue repurchasing shares in 2023, subject to market and economic conditions. Authorization Date Prudent Capital Allocation $1.5B Completed as of December 31, 2022 Remaining Authorization $200M Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 $250M $250M $250M $250M Aug ‘21 $250M

Ye lp Q 4 20 22 In summary, Over the last year, Yelp delivered one of the strongest revenue growth rates among our advertising and marketplace peers. These results reflect our focus on our long-term strategic initiatives, which aim to continually increase the value we deliver to consumers and advertisers. Our broad-based local ad platform, fueled by a high-intent audience and first-party data, has demonstrated its durability and we believe it has never been better positioned to meet growing advertiser demand on and off Yelp. At the same time, our team has repeatedly proven its ability to execute under difficult conditions and deliver excellent results. While the macro environment remains uncertain in 2023, we are confident in Yelp’s path to delivering profitable growth and shareholder value over the long term. Sincerely, Jeremy Stoppelman David Schwarzbach 15 28

Fourth Quarter and Full Year 2022
Financial Review

Revenue

Net revenue was $309 million in the fourth quarter of 2022, a 13% increase from the fourth quarter of 2021. Net revenue was $1.19 billion in the full year 2022, a 16% increase from the full year 2021. Net revenue was near the high end of our fourth quarter and full year outlook ranges.



Net Revenue
+13%
$273M
$309M
4Q21
4Q22

Advertising revenue was $294 million in the fourth quarter of 2022, up 12% from the fourth quarter of 2021, and $1.13 billion in the full year 2022, up 15% from the full year 2021, driven by higher aggregate customer spend and an increase in paying advertising locations.

Transactions revenue was $3 million in the fourth quarter of 2022, up 15% from the fourth quarter of 2021, and $14 million in the full year 2022, up 7% from the full year 2021. The increases were driven by an increase in the per-order transaction fee that we receive from Grubhub following the renewal of our partnership in March 2022. These increases were partially offset by a lower volume of food takeout and delivery orders compared to the prior-year periods.

Other revenue was $12 million in the fourth quarter of 2022, up 30% from the fourth quarter of 2021, and $45 million in the full year 2022, up 35% from the full year 2021. The increases in both periods primarily reflected higher revenue from the continued growth of our Yelp Fusion program, as well as lower COVID-19 relief incentives, mainly in the form of waived subscription fees, for our subscription product customers in the current year periods.

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Net revenue by product:				
Advertising revenue by category:				
Services	$ 178,292	$ 157,242	$ 693,810	$ 607,770
Restaurants, Retail & Other	115,692	104,205	440,593	377,455
Advertising	293,984	261,447	1,134,403	985,225
Transactions	3,291	2,866	14,063	13,196
Other	11,828	9,087	45,040	33,418
Total net revenue	**$ 309,103**	**$ 273,400**	**$ 1,193,506**	**$ 1,031,839**

16
28
Yelp Q4 2022

Ye lp Q 4 20 22 17 28 Operating expenses, net income & adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $28 million in the fourth quarter of 2022, up 18% from the fourth quarter of 2021, and $106 million in the full year 2022, up 35% from the full year 2021. The increases in both periods were primarily driven by higher website infrastructure expenses resulting from investments in maintaining and improving our infrastructure, higher advertising fulfillment costs largely attributable to the expansion of Yelp Audiences, and higher merchant credit card processing fees primarily associated with the increase in advertising revenue. Sales and marketing expenses were $126 million in the fourth quarter of 2022, up 11% from the fourth quarter of 2021, and $515 million in the full year 2022, up 13% from the full year 2021. The increases in both periods were primarily driven by higher employee costs, including commissions and bonuses, due to higher average sales headcount, partially offset by a decrease in workplace operating costs from reductions in our leased office space as a result of our primarily remote workforce. Additionally, marketing and advertising costs increased in the full year 2022 but decreased in the fourth quarter of 2022, reflecting the timing of our investment in business owner and consumer marketing. Product development expenses were $72 million in the fourth quarter of 2022, up 3% from the fourth quarter of 2021, and $306 million in the full year 2022, up 11% from the full year 2021. The increases in both periods were primarily driven by an increase in employee costs, including bonuses and stock-based compensation, as a result of higher average headcount compared to the prior-year periods. General and administrative expenses were $38 million in the fourth quarter of 2022, up 32% from the fourth quarter of 2021, and $164 million in the full year 2022, up 21% from the full year 2021. The increases in both periods were primarily driven by an increase in employee costs due to higher average headcount. There were also increases in the provision for doubtful accounts in both periods due to the higher advertising revenue in the current-year periods, as well as the release of COVID-19-related bad debt reserves in 2021. In addition, the increase in general and administrative expenses in both periods reflected a net gain recognized in the fourth quarter of 2021 as a result of the lease termination of one of our office spaces, which did not recur in 2022. COR % of Revenue 9% 9% 4Q21 4Q22 S&M % of Revenue 41% 41% 4Q21 4Q22 PD % of Revenue 26% 23% 4Q21 4Q22 G&A % of Revenue 11% 12% 4Q21 4Q22

Ye lp Q 4 20 22 18 28 Total costs and expenses were $276 million in the fourth quarter of 2022, up 9% from $254 million in the fourth quarter of 2021, and $1.14 billion for the full year 2022, up 13% from $1.00 billion for the full year 2021. Provision for income taxes was $17 million in the fourth quarter of 2022 and $30 million in the full year 2022, compared to a benefit of $3 million in the fourth quarter of 2021 and $6 million in the full year 2021. The increase in the provision for income taxes in 2022 was primarily due to an increase in profit before tax and a significant increase in the effective tax rate. A large driver of this increase in the effective tax rate was the impact of the new requirement under the 2017 U.S. Tax Cuts and Jobs Act to capitalize and amortize certain research and development expenses. Net income was $20 million in the fourth quarter of 2022 compared to $23 million in the fourth quarter of 2021. Net income in the full year 2022 was $36 million compared to $40 million in the full year 2021. Diluted net income per share was $0.28 in the fourth quarter of 2022, down from $0.30 in the fourth quarter of 2021, reflecting the decrease in net income. Diluted net income per share was $0.50 in the full year 2022, flat with the full year 2021, reflecting a reduction of 5 million shares on a diluted basis compared to 2021. Adjusted EBITDA was $80 million in the fourth quarter of 2022, an 18% increase from $68 million in the fourth quarter of 2021. Adjusted EBITDA margin increased to 26% in the fourth quarter of 2022 from 25% in the fourth quarter of 2021. Adjusted EBITDA was $270 million in the full year 2022, a 10% increase from $246 million in the full year 2021. Adjusted EBITDA margin decreased to 23% in the full year 2022 from 24% in the full year 2021. Balance sheet and cash flow At the end of December 2022, we held $401 million in cash, cash equivalents and marketable securities on our condensed consolidated balance sheet, with no debt. 19% 17% Adjusted EBITDA +18% $68M $80M 4Q21 4Q22 M ar gi n 25% 26% Net Income -13% $23M $20M 4Q21 4Q22 M ar gi n 8% 7%

Ye lp Q 4 20 22 19 28 Business Outlook Yelp’s robust 2022 performance demonstrates the strength and resilience of our broad-based local advertising platform. As we enter 2023, we continue to believe in the significant long-term opportunities ahead and our team’s ability to capture them. At the same time, the macro environment remains uncertain. We expect net revenue will be in the range of $300 million to $310 million for the first quarter, reflecting typical seasonality. For the full year, we expect net revenue will be in the range of $1.29 billion to $1.31 billion as our initiatives continue to drive growth against the backdrop of ongoing macro uncertainties. We expect expenses to increase from the fourth quarter of 2022 to the first quarter of 2023, reflecting our hiring efforts in 2022 as well as a seasonal increase in expense, primarily driven by payroll taxes. As a result, we anticipate first quarter adjusted EBITDA to be in the range of $40 million to $50 million. For the full year, we expect expenses to increase modestly year over year as we maintain approximately the same total headcount we had at the end of 2022. As such, we anticipate adjusted EBITDA to be in the range of $290 million to $310 million for the full year. At the same time, we remain committed to reducing stock-based compensation as a percentage of revenue and expect it to decrease to approximately 12% in 2023. We currently estimate that our effective GAAP tax rate for 2023 will be in the range of 32% to 38%, largely due to the impact of the requirement to capitalize and amortize certain research and development expenses under the 2017 U.S. Tax Cuts and Jobs Act. However, our GAAP tax rate is impacted by a number of factors that are not in our direct control and that are subject to quarterly variability, which limits our visibility into the applicable rate for future fiscal periods. We do not plan to provide regular updates to the above range given the uncertainty inherent in it as a result of these factors. $270M Adjusted EBITDA Outlook 2022 2023E $290M-$310M 2022 2023E $1.19B $1.29B-$1.31B Net Revenue Outlook First Quarter 2023 Full Year 2023 Net revenue $300M to $310M $1.29B to $1.31B Adjusted EBITDA* $40M to $50M $290M to $310M Stock-based compensation expense as a % of Net revenue ~14% ~12% Depreciation and amortization as a % of Net revenue ~4% ~4% *Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Ye lp Q 4 20 22 20 28 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the fourth quarter and full year 2022 financial results and outlook for the first quarter of and full year 2023. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Ye lp Q 4 20 22 21 28 Condensed Consolidated Balance Sheets (In thousands; unaudited) December 31, 2022 December 31, 2021 Assets Current assets: Cash and cash equivalents $ 306,379 $ 479,783 Short-term marketable securities 94,244 — Accounts receivable, net 131,902 107,358 Prepaid expenses and other current assets 63,467 57,536 Total current assets 595,992 644,677 Property, equipment and software, net 77,224 83,857 Operating lease right-of-use assets 97,392 140,785 Goodwill 102,328 105,128 Intangibles, net 8,997 10,673 Other non-current assets 133,989 65,408 Total assets $ 1,015,922 $ 1,050,528 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 137,950 $ 119,620 Operating lease liabilities — current 39,674 40,237 Deferred revenue 5,200 4,156 Total current liabilities 182,824 164,013 Operating lease liabilities — long-term 86,661 127,979 Other long-term liabilities 36,113 7,218 Total liabilities 305,598 299,210 Stockholders’ equity: Common stock — — Additional paid-in capital 1,649,692 1,522,572 Accumulated other comprehensive loss (15,545) (11,090) Accumulated deficit (923,823) (760,164) Total stockholders’ equity 710,324 751,318 Total liabilities and stockholders’ equity $ 1,015,922 $ 1,050,528

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Net revenue	$ 309,103	$ 273,400	$ 1,193,506	$ 1,031,839
Costs and expenses:				
Cost of revenue[1]	28,483	24,045	105,705	78,097
Sales and marketing[1]	126,357	113,379	514,927	454,224
Product development[1]	72,225	70,384	305,561	276,473
General and administrative[1]	37,967	28,859	164,108	135,816
Depreciation and amortization	10,687	17,140	44,852	55,683
Restructuring	—	—	—	32
Total costs and expenses	275,719	253,807	1,135,153	1,000,325
Income from operations	33,384	19,593	58,353	31,514
Other income, net	3,478	626	8,425	2,204
Income before income taxes	36,862	20,219	66,778	33,718
Provision for (benefit from) income taxes	16,717	(2,971)	30,431	(5,953)
Net income attributable to common stockholders	**$ 20,145**	**$ 23,190**	**$ 36,347**	**$ 39,671**
Net income per share attributable to common stockholders:				
Basic	**$ 0.29**	**$ 0.32**	**$ 0.51**	**$ 0.53**
Diluted	**$ 0.28**	**$ 0.30**	**$ 0.50**	**$ 0.50**
Weighted-average shares used to compute net income per share attributable to common stockholders:				
Basic	**70,001**	**72,955**	**70,867**	**74,221**
Diluted	**71,607**	**76,054**	**73,402**	**78,616**

[1]Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Cost of revenue	$ 1,060	$ 1,029	$ 4,761	$ 4,302
Sales and marketing	8,160	7,703	33,621	32,335
Product development	20,090	19,817	86,871	81,624
General and administrative	7,027	6,584	30,837	33,418
Total stock-based compensation	**$ 36,337**	**$ 35,133**	**$ 156,090**	**$ 151,679**

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Ye lp Q 4 20 22 23 28 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Year Ended December 31, 2022 2021 Operating Activities Net income $ 36,347 $ 39,671 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 44,852 55,683 Provision for doubtful accounts 25,006 14,574 Stock-based compensation 156,090 151,679 Noncash lease cost 32,810 39,339 Deferred income taxes (56,621) (9,190) Amortization of deferred contract cost 18,827 14,613 Asset impairment 10,464 11,164 Noncash gain on lease termination — (11,485) Other adjustments, net 1,036 392 Changes in operating assets and liabilities: Accounts receivable (49,555) (33,535) Prepaid expenses and other assets (36,032) (49,246) Operating lease liabilities (40,057) (41,008) Accounts payable, accrued liabilities and other liabilities 49,142 30,004 Net cash provided by operating activities 192,309 212,655 Investing Activities Purchases of marketable securities — available-for-sale (127,080) — Sales and maturities of marketable securities — available-for-sale 32,821 — Purchases of property, equipment and software (31,979) (28,282) Other investing activities 94 632 Net cash used in investing activities (126,144) (27,650) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 23,497 24,984 Taxes paid related to the net share settlement of equity awards (61,023) (62,545) Repurchases of common stock (200,006) (262,928) Net cash used in financing activities (237,532) (300,489) Effect of exchange rate changes on cash, cash equivalents and restricted cash (2,136) (415) Change in cash, cash equivalents and restricted cash (173,503) (115,899) Cash, cash equivalents and restricted cash — Beginning of period 480,641 596,540 Cash, cash equivalents and restricted cash — End of period $ 307,138 $ 480,641

Ye lp Q 4 20 22 24 28 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited) 1 Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations. Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 Reconciliation of Net Income to Adjusted EBITDA: Net income $ 20,145 $ 23,190 $ 36,347 $ 39,671 Provision for (benefit from) income taxes 16,717 (2,971) 30,431 (5,953) Other income, net (3,478) (626) (8,425) (2,204) Depreciation and amortization 10,687 17,140 44,852 55,683 Stock-based compensation 36,337 35,133 156,090 151,679 Restructuring — — — 32 Asset impairment¹ — — 10,464 11,164 Gain on lease termination, net¹ — (3,748) — (3,748) Adjusted EBITDA $ 80,408 $ 68,118 $ 269,759 $ 246,324 Net revenue $ 309,103 $ 273,400 $ 1,193,506 $ 1,031,839 Net income margin 7% 8% 3% 4 % Adjusted EBITDA margin 26% 25% 23% 24%

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Advertising Revenue by Category[1]													
Services[2]	$137,501	$133,082	$109,583	$133,467	$138,887	$140,687	$152,522	$157,319	$157,242	$160,263	$174,298	$180,957	$178,292
Restaurants, Retail & Other[3]	$121,451	$107,011	$52,650	$77,700	$83,735	$81,300	$92,439	$99,511	$104,205	$102,974	$109,220	$112,707	$115,692
Total Advertising Revenue	$258,952	$240,093	$162,233	$211,167	$222,622	$221,987	$244,961	$256,830	$261,447	$263,237	$283,518	$293,664	$293,984
Paying Advertising Locations by Category[4]													
Services[2]	235	232	204	218	224	224	234	231	219	223	232	238	231
Restaurants, Retail & Other[3]	330	330	174	289	296	279	294	304	309	323	337	334	314
Total Paying Advertising Locations	565	562	378	507	520	503	528	535	528	546	569	572	545
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[5]	33%	3%	-51%	-25%	-22%	-8%	87%	28%	14%	4%	-11%	-15%	-7%
Average CPC[6]	-16%	3%	35%	5%	4%	-3%	-20%	-1%	7%	17%	32%	36%	23%

Annual Metrics	2020	2021	2022
App Unique Devices	31,132	33,085	33,026
Desktop Unique Visitors	43,685	45,990	38,046
Mobile Web Unique Visitors	52,794	56,668	59,172
Cumulative Reviews	224,162	244,435	265,288
Active Claimed Local Business Locations	5,357	5,794	6,321

[1] Since 2021, advertising revenue by category reflects an updated method of disaggregation. Prior-year amounts have not been updated as it is impracticable to do so, given certain historical information was not available. See our most recent Annual Report on Form 10-K for more information.

[2] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[3] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[4] On a monthly average basis

[5] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[6] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q4 2022

Ye lp Q 4 20 22 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which is a "non-GAAP financial measure." We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs, impairment charges and net gain on lease termination. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs, impairment charges and net gain on lease termination; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the first quarter and full year 2023; > Yelp’s belief that its 2022 results position it well to drive long-term profitable growth; > Yelp’s assessment of opportunities in both the long term and year ahead; > Yelp’s ability to execute against its initiatives and drive profitable growth in 2023; > Yelp’s ability to grow RR&O revenue over the long term; > Yelp’s belief that its strategic initiatives continue to provide opportunities for growth; > Yelp’s strategic initiatives for 2023 and its planned investments in such initiatives; > Yelp’s belief that it is uniquely positioned to capture the substantial share of local advertising budgets represented by Services categories; > Yelp’s belief that it can continue to differentiate its Services experience as the most convenient and trusted way to connect consumers and service pros throughout the hiring journey; > Yelp’s assessment of opportunities to reduce friction and make it easier for consumers and businesses to manage their Service projects; > Yelp’s assessment of an emerging opportunity to gain more market share by utilizing performance marketing to acquire new users looking for Services categories off of Yelp, including its ability to cost-effectively monetize the connection between these consumers and its high-quality pros, its ability to convert many of them into ongoing users and the benefits thereof, and the potential impact on revenue of such opportunity; 26 28

Ye lp Q 4 20 22 > Yelp’s assessment of opportunities to drive efficient SMB growth, its plans to continue improving the business owner platform and drive gains through post-sales for existing customers; > Yelp’s belief in a long runway in multi-location advertising and its plans to enhance its suite of full-funnel ad products tailored to multi-location advertisers as well as its attribution and reporting capabilities in 2023; > Yelp’s planned ad system optimizations and their anticipated impact; > Yelp’s view of longer-term opportunities to expand its off-platform capabilities; > Yelp’s plans to support long-term audience and engagement growth in 2023 through its consumer-focused initiative, including planned investments in performance marketing; > Yelp’s headcount plans for 2023; > Yelp’s expectations regarding the financial impact of its reduced office footprint; > Yelp’s expectations regarding its reduction of stock-based compensation as a percentage of revenue over time; > Yelp’s plans to continue share repurchases under its stock repurchase program; > Yelp’s belief that its ad system has never been better positioned to meet growing advertiser demand on and off Yelp; > Yelp’s belief in its path to deliver profitable growth and shareholder value over the long term; > Yelp’s belief in the significant long-term opportunities ahead and its team’s ability to capture them; and > Yelp’s assessment of opportunities to build on the progress of the Android app experience to support long-term audience and engagement growth. Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > macroeconomic uncertainty — including related to inflation, rising interest rates, supply chain issues, and the ongoing impact of the COVID-19 pandemic and efforts to contain it — and its effect on consumer behavior, user activity and advertiser spending; > the impact of fears or actual outbreaks of disease, including COVID-19 and any variants thereof, and any resulting changes in consumer behavior, economic conditions or governmental actions; > maintaining and expanding Yelp’s base of advertisers, particularly if the modest increase in churn in the second half of 2022 substantially worsens and/or consumer demand significantly degrades; > the default by any subtenants on their rental payment obligations under the subleases entered into in connection with Yelp’s reduction of its office space; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high-quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as its ability to monetize such acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. 27 28

Ye lp Q 4 20 22 Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 28 28